Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Borr Drilling Limited of our report dated April 29, 2019, except with respect to the matters that alleviate previous substantial doubt about the Company’s ability to continue as a going concern discussed in Note 1 and the effects of the reverse stock split discussed in Note 1 to the consolidated financial statements, as to which the date is July 10, 2019 relating to the financial statements of Borr Drilling Limited, which appears in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers AS
Stavanger, Norway
July 26, 2019